Exhibit 99

News Release

ExxonMobil

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, TX 75039-2298

972 444 1107 Telephone

972 444 1138 Facsimile

Contact:

Tom Cirigliano

ExxonMobil

972-444-1109

FOR IMMEDIATE RELEASE

THURSDAY, FEBRUARY 26, 2004

REX TILLERSON ELECTED PRESIDENT OF EXXON MOBIL CORPORATION

AND A MEMBER OF THE BOARD OF DIRECTORS

IRVING, TEXAS, February 26 -- At its regularly scheduled February meeting yesterday, the ExxonMobil board of directors elected Senior Vice President Rex Tillerson president of the corporation and a member of its board of directors, effective March 1.

With the addition of Mr. Tillerson, the ExxonMobil board is now comprised of 13 directors, 10 of whom are non-employees.

Mr. Lee Raymond, 65, continues his position as chairman of the board and chief executive officer of the corporation.

On July 25, 2001, the board requested and Mr. Raymond agreed to defer his retirement beyond the normal date of August 2003.  The board did not set any specific time but said it would, as in the past, continue to monitor progress in implementing its orderly plan to assure continuity in superior corporate management, which has been the hallmark of ExxonMobil.  There has been no change in the board's position as a result of today's announcement.

Mr. Tillerson, 51, was elected to the position of senior vice president of the corporation on August 1, 2001.

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A native of Wichita Falls, Texas, Mr. Tillerson earned a Bachelor of Science in Civil Engineering at the University of Texas at Austin before joining Exxon Company, U.S.A. (EUSA) in 1975 as a production engineer.  He held several engineering, technical and supervisory assignments in the EUSA Production Department throughout Texas and in 1987 was named business development manager in the EUSA Natural Gas Department, where his responsibilities included developing long-range plans for commercialization of Alaska and Canadian Beaufort Sea gas.

In 1989, he became general manager of EUSA's Central Production Division, responsible for oil and gas production operations throughout a large portion of Texas, Oklahoma, Arkansas and Kansas.

Mr. Tillerson moved to Dallas in 1992 as production advisor to Exxon Corporation and then to Florham Park, New Jersey, as coordinator of Affiliate Gas Sales in Exxon Company, International.

Three years later he was named president of Exxon Yemen Inc. and Esso Exploration and Production Khorat Inc., and in January 1998 became vice president of Exxon Ventures (CIS) Inc. and president of Exxon Neftegas Limited.  In those roles, he was responsible for Exxon's holdings in Russia and the Caspian Sea as well as the Sakhalin I Consortium operations offshore Sakhalin Island, Russia.

In December 1999, he became executive vice president of ExxonMobil Development Company.

Mr. Tillerson is a member of the U.S.-Russia Business Council, the Engineering Foundation Advisory Council for the University of Texas at Austin, the Society of Petroleum Engineers and the American Petroleum Institute.